Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038

FOR IMMEDIATE RELEASE

Lennar Appoints Teri McClure to the Board of Directors

MIAMI, June 25, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation's largest homebuilders, announced that the Company's Board of Directors has elected Teri McClure to serve as an independent member of the Board of Directors, effective June 24, 2013.
McClure has served as Senior Vice President of Legal, Compliance, Audit and Public Affairs, General Counsel and Corporate Secretary of UPS (NYSE: UPS) since 2006. She also serves as a member of the 10 member Management Committee which is responsible for setting strategy, operating and profit plans for UPS.
McClure joined UPS in 1995 and has served in various positions at the company including Vice President of the Corporate Legal Department where she was responsible for labor and employment matters as well as legal department technology and administration. In addition, she has served as President of the Central Florida District where she was in charge of more than four thousand employees as Compliance Department Manager where she worked to ensure that the company followed ethical and legal business practices, and in special assignments in logistics and distribution. Prior to joining UPS, McClure practiced with the Troutman Sanders law firm in Atlanta.
“We are pleased to add an individual with Teri McClure's exceptional experience and qualifications to our Board of Directors,” said Sidney Lapidus, Lead Director of Lennar's Board of Directors. “We believe that Teri's experience as a senior executive of a Fortune 500 company, recognized by Fortune Magazine as one of the world's most admired companies, combined with her operational capabilities and business experience will be a valuable addition to our Board.”
McClure holds a B.S.B.A. degree in marketing and economics from Washington University in St. Louis, Missouri, and a J.D. degree from Emory University School of Law in Atlanta, Georgia.
About Lennar
Lennar Corporation, founded in 1954, is one of the nation's largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Lennar's Rialto Investments segment is a leading investment and asset management company focused on creating value by investing in and managing real estate properties, loans and securities. Previous

(more)

press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company's website, www.lennar.com.
Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption "Risk Factors" in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2012. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.